Exhibit 10.1

Date: February 1, 2019

Greg Kleffner

5140 Bridlewood Court

Ponte Vedra Beach, FL 32082

Dear Greg:

I am delighted to confirm our offer to engage you as a consultant to provide services (“Services”) to Stein Mart, Inc., consistent with the knowledge you have gained as our Chief Financial Officer. This agreement is nonexclusive, and you retain the right to provide your services to other businesses during this period. If you provide services for another retailer, you must inform Stein Mart of such activity.

In recognition of the high level of skill and expertise you possess and that the Services will require, we will pay you $225 per hour for any services that you provide. Payment will be made at the end of each month. Reasonable and necessary direct expenses you incur while performing the Services, including, but not limited to travel expenses, will also be reimbursed upon submission of an invoice and supporting receipts. Of course, we ask that you track your hours and advise us monthly during the engagement of the hours billed for the preceding month.

This agreement will take effect after your employment with Stein Mart has ended on February 1, 2019. We have also agreed that you are an independent contractor and are solely responsible for all taxes, withholdings and other statutory obligations of any sort. All payment amounts set forth in this agreement will be paid as gross income, not subject to withholding by the company. Accordingly, you will receive a 1099 from Stein Mart to accommodate your filing of any federal, state and local taxes that may be due on this income.

You agree that you will perform the Services in a professional manner and that none of the Services or any part of our agreement is or will be inconsistent with any obligation you may have to other clients, past or present, including, for example, non-compete agreements. As an independent contractor, you agree that you do not have the authority to enter into any contract or other obligation on behalf of Stein Mart.

Greg Kleffner

Consultant Agreement

You agree that all work under this agreement will be your original work and that none of the Services or Intellectual Property or any development, use, production, distribution, or exploitation thereof will infringe, misappropriate, or violate any intellectual property or other right of any person or entity.

As you perform the Services, you will be exposed to or provided with proprietary information, including but not limited to Stein Mart’s trade secrets and other business, technical, and financial plans and information. You agree to hold this Proprietary Information in confidence. Upon termination of the Services, or as otherwise requested by Stein Mart, you will promptly return to Stein Mart all items and copies containing or embodying Proprietary Information. You agree to respect Stein Mart’s blackout dates in trading any shares.

You agree to defend, indemnify, and hold Stein Mart harmless from any and all claims, damages, attorney’s fees and expenses arising from any action or inaction by you in relation to providing the Services.

Finally, this agreement contains the entire understanding and agreement between you and Stein Mart and shall not be modified except upon express written consent of the parties. You also agree that you have not relied upon any representation or statement made by Stein Mart, its agents or employees that is not set forth in this agreement.

Please indicate your acceptance of this agreement by signing and dating below and returning a copy to me at your earliest convenience. In the meantime, if you have any questions or if you need any further information, please do not hesitate to call me.

Sincerely,

/s/ D. Hunt Hawkins

D. Hunt Hawkins

Chief Executive Officer

Consultant Acceptance:   /s/ Greg Kleffner            Date:    2/1/19

                                               Greg Kleffner

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